PRESS RELEASE
FOR IMMEDIATE RELEASE

Southern Community Financial Corporation Elects New Director

Winston-Salem, NC, July 21, 2005 – Southern Community Financial Corporation announced today that W. Sam Smoak was elected to its Board of Directors effective July 20, 2005. Mr. Smoak is presently a consultant to, and former President of The Pleasants Group, also of Winston-Salem, the nation’s largest architectural hardware and door supplier. He is expected to be named to the Audit Committee and the Asset/Liability Committees of the Corporation’s Board of Directors. He is also expected to be designated as an additional Audit Committee financial expert for the Corporation.

Mr. Smoak is a Certified Public Accountant and has more than 32 years of financial and management accounting experience, including over six years as Chief Financial Officer for a publicly traded company with vertically integrated manufacturing operations.

His career began with Ernst and Young in 1972 primarily in assignments for publicly held manufacturers and distributors.

F. Scott Bauer, Chairman and CEO, commented: “We are fortunate to be able to add someone with Sam’s financial experience and technical background to our Board of Directors. His appointment is indicative of our Board’s commitment to corporate governance.”

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank, with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on The NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Contact: F. Scott Bauer, Chairman and CEO

(336) 768-8500